Exhibit 99.01

CannaSys, Inc. to Present on CANNAINVESTOR Webcast

DENVER, CO / ACCESSWIRE / May 5, 2016 / CannaSys, Inc. (OTCQB: MJTK) ("CannaSys" or the "Company") a leading technology solutions, branding, and marketing company for the cannabis industry will present online on the CANNAINVESTOR Webcast (www.cannawebcast.com) today, Thursday, May 5, 2016 at 12:00 PM EDT - 12:45 PM EDT.

The CANNAINVESTOR Webcast will include presentations from both privately-held and publicly-traded cannabis companies and industry professionals. CannaSys, Inc. presentation will be 30-minutes long and followed by 15-minutes of Q&A. The CANNAINVESTOR Webcast is a great opportunity for its online audience to research industry companies without taking time-off from work, paying registration fees and incurring travel-related expenses.

"The CANNAINVESTOR Webcast is an online interactive platform that will assist us in increasing our awareness and exposure, while giving us an opportunity to communicate our acquisition, growth and partnership strategy to existing and potential investors," states Michael Tew, CEO of CannaSys, Inc.

Cannabis investors, analysts, executives, media, and consumers who would like to attend the free online webcast, please click on the link www.cannawebcast.com and visit the Registration Page. After you register you will receive a link via e-mail to access the webcast on presentation day. To view the recorded presentations please visit www.youtube.com and search for Cannabis Investor Webcast two weeks after the live presentation.

About CannaSys, Inc.

CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.

Forward-Looking Statements

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

CannaSys, Inc.
Investor Relations:
Michael Tew
Chief Executive Officer
Tel: 720.420.1290
Email: michael.tew@cannasys.com